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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Southern Financial Bancorp, Inc.

We consent to the reference to our firm under the heading "Experts" in the prospectus which forms a part of the Registration Statement on Form S-1, as amended, of Southern Financial Bancorp, Inc. related to our report dated January 29, 1999 relating to the balance sheets of The Horizon Bank of Virginia as of December 31, 1998, and 1997, and the related statements of operations, other comprehensive income, changes in stockholders' equity, and cash flows for the years then ended.


/s/ THOMPSON, GREENSPON & CO., P.C.

Fairfax, Virginia
September 21, 2001